Exhibit 99.3

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO H. Andrew DeFerrari, Senior Vice President and CFO (561) 627-7171

Palm Beach Gardens, Florida    February 23, 2016

DYCOM INDUSTRIES, INC. APPOINTS
EITAN GERTEL AS DIRECTOR

Palm Beach Gardens, Florida, February 23, 2016 – Dycom Industries, Inc. (NYSE:DY) announced today the appointment of Eitan Gertel as a director. Mr. Gertel served as the Chief Executive Officer and a director of Finisar Corporation from 2008 to 2015 as a result of the completion of the merger between Finisar and Optium Corporation. Prior to that, Mr. Gertel served as Chief Executive Officer and Chairman of the Board of Optium from 2004 to 2008 and as the President and a director of Optium from 2001 to 2004. From 1995 to 2001, Mr. Gertel served as Corporate Vice President and General Manager of the former transmission systems division of JDS Uniphase Corporation, a provider of broadband test and management solutions and optical products. In connection with Mr. Gertel’s appointment, Dycom’s Board of Directors approved a resolution to increase the number of board members from eight to nine. The appointment, effective February 23, 2016, is for a term extending until Dycom’s next Annual Meeting of Shareholders.

Dycom is a leading provider of specialty contracting services throughout the United States and in Canada. These services include program management, engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities, including telecommunications providers, and other construction and maintenance services to electric and gas utilities.